Exhibit (p)

SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this 2nd day of January, 2026, by and between Guggenheim Investments Private Credit Fund, a Delaware statutory trust (the “Fund”), and GIHII Asset Holdings, LLC (the “Subscriber”).

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company that has elected to be regulated as a business development company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 400 Class I Shares of the Fund’s common shares of beneficial interests, par value $0.01 per share (the “Shares”), for a purchase price of $25.00 per Share, which will comprise all of the issued shares of the Fund; and

NOW, THEREFORE, the Fund and the Subscriber agree as follows:

1.	The Subscriber subscribes for, and agrees to purchase from, the Fund 400 Shares for a purchase price of $25.00 per Share. The Subscriber agrees to make payment for these Shares at such time as demand for payment may be made by an officer or trustee of the Fund.

2.	The Fund agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the purchase price.

3.	To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber:

a.	Represents and warrants that it has no present intention of selling the Shares subscribed for under this Subscription Agreement.

4.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

5.	This Subscription Agreement is executed on behalf of the Fund by the Fund’s officers, as officers and not individually, and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

Guggenheim Investments Private Credit Fund

By:	/s/ Brian E. Binder
Name:	Brian E. Binder
Title:	Chief Executive Officer

GIHII Asset Holdings, LLC

By:	/s/ Suzanne Stone
Name:	Suzanne Stone
Title:	Attorney-in-Fact